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NEWS RELEASE

BearingPoint, Inc. Reports Preliminary Results for Quarter Ended

December 31, 2003

McLean, VA, February 26, 2004 – BearingPoint, Inc. (NYSE: BE) today reported preliminary results for the quarter ended December 31, 2003. Revenue is expected to be approximately $792 million and the loss per share is expected to be approximately $0.60. The expected revenue increased 7 percent over the quarter ended September 30, 2003, and declined 2 percent compared to the quarter ended December 31, 2002. The Company’s expected net loss for the quarter ended December 31, 2003 of approximately $117 million includes a previously announced lease and facilities charge of $2 million, an expected goodwill impairment charge of $120 million1, and a tax rate of 86% due to the change in fiscal year-end and the timing of losses in certain foreign entities. Cash generated from operations for the quarter is expected to be approximately $69 million.

As was previously announced, the Company recently changed its fiscal year-end from June 30 to December 31 and is currently undergoing a transition period audit for the six months ended December 31, 2003. As a result, these preliminary results are subject to audit procedures and final reconciliations and adjustments, if any. Following completion of these procedures and final preparation of the Form 10-K, the Company expects to report its final earnings for the quarter and six-month period ended December 31, 2003, on or around April 16, 2004, in accordance with the required filing period.

“In what is traditionally a seasonally slow quarter for our industry, our preliminary results indicate quarter over quarter increases in revenue in our three international regions and in two of our four North America industry segments,” commented Rand Blazer, chairman and chief executive officer. “We continue to focus on improving utilization and expanding our billable workforce in targeted areas to improve our operating efficiency.”

“We have strengthened our balance sheet and generated positive cash flow for the quarter,” noted Bob Falcone, executive vice president and chief financial officer. “We also maintained strong utilization of our resources globally, which is a positive sign for our business.”

Quarterly Highlights

The preliminary December quarter results include the following key performance items and other information.

•	In addition to the quarter over quarter revenue growth, the Company also realized solid bookings for the business as a whole and especially in North America, led by the Financial Services and Public Services segments, and in the EMEA region. Cancellations and postponements of only approximately $6 million demonstrate greater stability in client spending, while the pipeline of sales opportunities continues to grow, reaching a six-month high for the Company.

1 Subject to completion of the Company’s valuation analysis, the Company expects that the goodwill impairment charge will be between $100 million and $140 million. The Company currently estimates the amount of the charge to be $120 million.

NEWS RELEASE

•	The Company expects utilization in the North America region of 67 percent, which exceeds utilization of 62 percent for the quarter ended December 31, 2002. The expected utilization rates for the quarter reflect improvements from the prior December quarter in all North America segments as well as in the EMEA and Asia Pacific operations.

•	The challenging economic environment in Europe has caused the Company to lower its growth expectations for this region and to reevaluate the recorded goodwill for its EMEA business in accordance with generally accepted accounting principles. As a result of this review, the Company expects to record a goodwill impairment charge of approximately $120 million[1] during the quarter ended December 31, 2003.

For additional information concerning revenue and gross margin results for the Company’s operating segments, see the attached Schedule A and the Business Update for the quarter ended December 31, 2003 available at the Company’s website at www.bearingpoint.com.

As announced in the Company’s press release dated February 2, 2004, a teleconference will be held today at 8:00 a.m. EST to discuss the preliminary results of the quarter ended December 31, 2003. To participate in the call, please dial (888) 593-8429, passcode: 0226; International callers should dial (630) 395-0019, passcode: 0226. A rebroadcast will be available approximately two hours after the end of the call until Friday, March 12, 2004. To access the rebroadcast, dial (800) 283-4212 and International callers should dial (402) 220-9731.

This teleconference can be accessed in a listen only mode from the Company’s website at www.bearingpoint.com. Online replay, available approximately two hours after the end of the call, and all written materials associated with this call will be available until Friday, March 12, 2004.

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NEWS RELEASE

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), is a large business consulting, systems integration and managed services firm serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.bearingpoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended September 30, 2003.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
jschneidawind@bearingpoint.net	dmandeville@bearingpoint.net
(703) 747-5853	(508) 549-5207

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INDUSTRY RESULTS

US dollars in thousands

	Public Services	Communications & Content	Financial Services	CIT	EMEA	Asia Pacific	Latin America	Corporate/ Other	Total
Quarter Ended Dec. 31, 2003(1)
Revenue	$290,112	$77,596	$59,577	$103,552	$153,065	$81,628	$25,338	$1,226	$792,094
Other Direct Contract Expenses	94,427	19,344	11,367	30,580	35,160	20,997	7,090	(846)	218,119
Costs of Service	101,156	39,002	31,881	45,894	97,457	43,684	12,356	37,421	408,851

Gross Margin	$94,529	$19,250	$16,329	$27,078	$20,448	$16,947	$5,892	$(35,349)	$165,124

Quarter Ended Sept. 30, 2003
Revenue	$271,473	$63,254	$60,561	$107,427	$136,815	$80,505	$21,929	$994	$742,958
Other Direct Contract Expenses	81,086	12,007	10,581	27,058	25,987	19,398	6,995	(378)	182,734
Costs of Service	104,872	35,035	31,751	58,960	96,590	41,239	11,305	93,229	472,981

Gross Margin	$85,515	$16,212	$18,229	$21,409	$14,238	$19,868	$3,629	$(91,857)	$87,243

Quarter Ended June 30, 2003
Revenue	$283,163	$75,246	$60,914	$116,218	$138,721	$81,745	$26,283	$(2,155)	$780,135
Other Direct Contract Expenses	84,847	14,986	11,078	26,591	20,235	24,044	6,921	(1,746)	186,956
Costs of Service	110,364	36,346	30,626	56,145	97,270	41,528	10,892	37,719	420,890

Gross Margin	$87,952	$23,914	$19,210	$33,482	$21,216	$16,173	$8,470	$(38,128)	$172,289

Quarter Ended Mar. 31, 2003
Revenue	$276,707	$88,407	$59,056	$136,833	$157,607	$83,990	$16,093	$177	$818,870
Other Direct Contract Expenses	80,839	15,192	10,610	32,417	23,645	27,563	2,271	61	192,598
Costs of Service	110,172	47,709	32,837	66,954	112,398	41,849	9,117	30,588	451,624

Gross Margin	$85,696	$25,506	$15,609	$37,462	$21,564	$14,578	$4,705	$(30,472)	$174,648

Quarter Ended Dec. 31, 2002
Revenue	$269,680	$90,846	$54,791	$131,157	$166,229	$77,047	$19,041	$(1,218)	$807,573
Other Direct Contract Expenses	71,197	17,414	9,386	28,807	28,019	22,419	4,513	99	181,854
Costs of Service	108,397	40,222	29,186	68,061	92,184	40,866	8,140	40,397	427,453

Gross Margin	$90,086	$33,210	$16,219	$34,289	$46,026	$13,762	$6,388	$(41,714)	$198,266

Note: Prior quarters have been reclassified to conform with current presentation.

(1)	The Company currently is undergoing a transition period audit for the six months ended December 31, 2003. As a result, these preliminary results are subject to audit procedures and final reconciliations and adjustments, if any.

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